EXHIBIT 99.3

November 1, 2017

Dear Investors,

I’m excited to report that Indoor Harvest has completed its pivot to focus its efforts exclusively towards becoming a leading technology company in the Cannabis industry. Over the past six years, the Company built a strong brand and reputation in the vertical farming industry by providing engineering and procurement services to a number of universities and commercial parties. While the larger projects we were pursuing in the vertical farming space did not materialize as expected, the friends, knowledge and respect we gained working within that industry was invaluable.

To date, the Company has logged over 1,500 hours of engineering and design work. Our aeroponic technology has undergone rigorous development and third party testing and I believe will prove quite disruptive to the future of cannabis research and production of pharmaceuticals. Our data and results have allowed us to attract, collaborate and partner with some of the leading technology companies in the agtech industry. Our partner in HVAC, Harvest Air, has developed one of the most efficient offerings in the space to date. Our partner BIOS in LED lighting, borne out of NASA research, just like our aeroponic methods, is listed on over 30 LED lighting technology patents. And lastly, our strategic development partner, Zoned Properties, has a strong history of redeveloping properties for cannabis production.

Over the next 6-8 months, we will be working with our partners to develop fully integrated products and develop new IP to bring true scale and efficient methods to the cannabis industry. We will combine state-of-the-art technology in aeroponics, HVAC and LED lighting, along with automation and phytometric sensing that will record and log biofeedback from the cannabis plant so that we can better understand how the cannabis plant responds to environmental changes. This will allow us to begin developing IP related to “climate recipes” that will prove very useful to cannabis researchers around the globe.

While genetics do play an important role, it is actually the environment and a producer’s ability to control that environment that ultimately impacts phenotypic response. Our goal is to use technology to better understand phenotypic plasticity, which will help us bring about precise expression of cannabis which will allow us to produce and replicate a specific “entourage affect”. We believe the future of Cannabis production for research and pharmaceuticals is in a producer’s ability to consistently provide a specific chemical profile as opposed to focusing on single molecule, compound pharmacology. We intend to prove this concept by constructing a research cultivation site in Tempe, Arizona. We also intend to publish a research paper on our results in an effort to secure a license with the Drug Enforcement Agency, under the Controlled Substance Act, to become federally approved to produce cannabis for research and pharmaceutical development.

We hope investors will take a closer look at our past efforts, the quality of our partnerships and previous research and will support us in our efforts. Thanks for your interest.

Warm Regards,

Chad Sykes, Founder

Indoor Harvest Corp